Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 19, 2016 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the third quarter ended September 30, 2016.

Highlights for the quarter included the following:

•	Total revenue of $164.5 million, a decrease of 5.2% compared with the third quarter of 2015.
•	Freight revenue of $148.2 million (excludes revenue from fuel surcharges), a decrease of 3.4% compared with the third quarter of 2015.
•
Operating income of $5.4 million and an operating ratio of 96.3%, compared with operating income of $14.6 million and an operating ratio of 90.5% in the third quarter of 2015. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $2.9 million, or $0.16 per diluted share, compared with net income of $7.6 million, or $0.42 per diluted share in the third quarter of 2015.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  “The trucking environment in the third quarter was characterized by moderate freight volumes, and a depressed market for used tractors.  To combat these forces, we are taking steps to modestly reduce certain portions of our fleet, conserve capital expenditures, emphasize driver retention, and continue providing world class supply chain services to our valued customers.  In addition, we are proactively addressing the used equipment market by accelerating the depreciation rate on most of our tractors, and we are in the process of enhancing the management personnel and processes to improve the efficiency of our solo refrigerated service offering at Southern Refrigerated Transport (“SRT”).

"On a consolidated basis, net income for the third quarter declined by approximately $4.8 million, or $0.26 per diluted share, compared with the third quarter of 2015.  The main operating differences included the following:

•	Depreciation increased $4.6 million, or $0.15 per diluted share.
•	Casualty insurance and claims expense increased $1.7 million, or $0.06 per diluted share.
•	Average freight revenue per tractor declined 1.2%, lowering profit by approximately $1.0 million, or $0.04 per diluted share.
•
Effective income tax rate declined to 27.1% from 43.9%, providing a benefit of approximately $0.04 per diluted share. This reduced effective income tax rate is not expected to occur in future quarters."

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  “For the quarter, total revenue in our asset‑based operations decreased to $148.6 million, a decrease of $11.0 million compared with the third quarter of 2015.  This decrease consisted of a $7.3 million reduction of freight revenue, along with lower fuel surcharge revenue of $3.7 million. The $7.3 million decrease in freight revenue related to a 116 truck (or 4.3%) decrease in our average tractor fleet and a 1.2% decrease in average freight revenue per tractor. Team-driven trucks increased to an average of 996 teams in the third quarter of 2016, an increase of approximately 3.1% over the average of 966 teams in the third quarter of 2015.

“Average freight revenue per tractor per week decreased to $3,768 during the 2016 quarter from $3,814 during the 2015 quarter.  Average freight revenue per loaded mile decreased by 1.9 cents per mile (or -1.1%) compared to the 2015 quarter.  This decrease was partially offset by a 10 basis point decrease in empty miles percentage (miles for which we do not receive freight revenue or fuel surcharge revenue).  In addition, average miles per tractor decreased by 0.2%. The main factors impacting the decreased utilization were a weaker overall freight environment and lower seated truck percentage, partially offset by a 270 basis point increase in the percentage of our fleet comprised of team-driven trucks. On average, approximately 6.4% of our fleet lacked drivers during the 2016 quarter compared with approximately 4.6% during the 2015 quarter.

"In our expedited and dedicated service offerings, we experienced some strengthening of supply-demand dynamics sequentially.  Compared with the second quarter of 2016, quarterly miles per tractor improved 3.0% in the expedited unit and 2.1% in the dedicated unit, respectively. Compared with the second quarter of 2016, average freight revenue per total mile increased 1.1% in the expedited unit and decreased 0.2% in the dedicated unit.

“At SRT, miles per tractor and average freight revenue per total mile continued to be under pressure while we attempt to re-engineer our freight network in a difficult environment.  SRT experienced a sequential decline in average freight revenue per tractor of 4.2% compared with the second quarter of 2016 and a year-over-year decline of 11.0% compared with the third quarter of 2015.  SRT experienced a third consecutive quarter of operating at a loss. We are focused on transitioning to new leadership, enhancing the culture and employee morale, building lane density and optimizing the freight network, removing excess equipment to improve capital costs, and improving on the excellence of our customer service.  Turning around SRT’s performance continues to be one of our most important objectives and should not be considered a near-term project.

“Capital costs (combined depreciation and amortization, revenue equipment rentals, building rent, and interest expense) increased by approximately $3.8 million. The main factor was the $4.6 million year-over-year increase in depreciation expense, primarily as a result of lowering the salvage values effectively increasing the rate of depreciation on a significant percentage of our tractors due to the expectation that the soft used truck market could continue for an extended period that we expect will continue to negatively affect our year-over-year results for at least the next three quarters.

“Insurance and claims worsened to 10.4 cents per mile in the third quarter of 2016 versus 8.0 cents per mile in the third quarter of 2015. This was primarily as a result of increased frequency and severity of accidents, including a couple of severe accidents that occurred near the end of the third quarter.”

Management Discussion—Non-Asset Based Logistics and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based logistics subsidiary:  “For the quarter, Solutions’ total revenue increased 14.4%, to $15.9 million from $13.9 million in the same quarter of 2015. Operating income was approximately $1.8 million for an operating ratio of 88.5%, compared with operating income of approximately $0.9 million and an operating ratio of 93.4% in the third quarter of 2015. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.5 million of pre-tax income in the quarter compared with $1.0 million in the third quarter of 2015.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At September 30, 2016, we had approximately $47.6 million of borrowing availability under our revolving line of credit. At September 30, 2016, our total balance sheet debt and capital lease obligations, net of cash, were $218.1 million, and our stockholders’ equity was $225.4 million, for a ratio of net debt to total balance sheet capitalization of 49.2%.  At September 30, 2016, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $20.1 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2015, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $27.4 million, while the present value of financing provided by operating leases increased by approximately $1.5 million.

“In the first three quarters of 2016, we took delivery of approximately 650 new company tractors and disposed of approximately 909 used tractors (including the 365 tractors that had been recorded as Assets held for sale at December 31, 2015). Our current tractor fleet plan for the remainder of 2016 includes no additional deliveries of new company tractors, and the disposal of approximately 140 additional used tractors. For the year, the average size of our tractor fleet is expected to be approximately 3.5% to 5.5% below the average for 2015. With a relatively young average company tractor fleet age of 1.7 years at September 30, 2016, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.”

Conference Call Information
The Company will host a live conference call tomorrow, October 20, 2016, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 71073390. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to freight demand, trucking capacity, fuel hedges, equipment purchases and disposals, average fleet size, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended September 30,			Nine Months Ended September 30,
($000s, except per share data)	2016	2015	% Change	2016	2015	% Change
Freight revenue	$148,229	$153,522	-3.4%	$437,344	$449,003	-2.6%
Fuel surcharge revenue	16,271	19,990		42,329	67,175
Total revenue	$164,500	$173,512		$479,673	$516,178

Operating expenses:
Salaries, wages, and related expenses	57,972	60,241		171,666	177,624
Fuel expense	26,436	30,526		75,989	94,931
Operations and maintenance	11,359	12,728		34,227	35,666
Revenue equipment rentals and purchased transportation	27,831	27,548		80,308	76,714
Operating taxes and licenses	2,815	2,879		8,404	8,162
Insurance and claims	8,362	6,682		21,985	21,727
Communications and utilities	1,546	1,527		4,488	4,547
General supplies and expenses	3,405	2,060		10,193	9,993
Depreciation and amortization, including gains and losses on disposition of property and equipment	19,328	14,692		52,232	43,368
Total operating expenses	159,054	158,883		459,492	472,732
Operating income	5,446	14,629		20,181	43,446
Other (income) expenses:
Interest expense	1,959	2,041		6,210	5,962
Interest income	-	-		-	-
Other	-	-		-	-
Other expenses, net	1,959	2,041		6,210	5,962
Equity in income of affiliate	450	1,000		2,450	3,720
Income before income taxes	3,937	13,588		16,421	41,204
Income tax expense	1,068	5,961		5,568	12,349
Net income	$2,869	$7,627		$10,853	$28,855

Basic earnings per share	$0.16	$0.42		$0.60	$1.59
Diluted earnings per share	$0.16	$0.42		$0.59	$1.57
Basic weighted average shares outstanding (000s)	18,194	18,119		18,177	18,175
Diluted weighted average shares outstanding (000s)	18,287	18,320		18,258	18,346

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$132,332	$139,625	-5.2%	$393,726	$412,489	-4.5%
Covenant Transport Solutions non-asset based revenues	15,897	13,897	14.4%	43,618	36,514	19.5%
Freight revenue	$148,229	$153,522	-3.4%	$437,344	$449,003	-2.6%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.797	$1.816	-1.1%	$1.802	$1.789	0.8%
Average freight revenue per total mile	$1.619	$1.635	-1.0%	$1.614	$1.611	0.2%
Average freight revenue per tractor per week	$3,768	$3,814	-1.2%	$3,750	$3,814	-1.7%
Average miles per tractor per period	30,595	30,667	-0.2%	90,930	92,367	-1.6%
Weighted avg. tractors for period	2,602	2,718	-4.3%	2,605	2,707	-3.8%
Tractors at end of period	2,581	2,721	-5.1%	2,581	2,721	-5.1%
Trailers at end of period	7,090	6,598	7.5%	7,090	6,598	7.5%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2016	12/31/2015
Total assets	$606,982	$647,423
Total stockholders' equity	$225,400	$202,160
Total balance sheet debt, net of cash	$218,145	$245,540
Net Debt to Capitalization Ratio	49.2%	54.8%
Tangible book value per basic share	$12.38	$11.15

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